Exhibit 99(h)

KeyBank National Association, formerly	JPMorgan Chase Bank, N.A.
known as Key Bank USA, National Association	as Indenture Trustee
800 Superior Avenue, 4th Floor	4 New York Plaza, 6th Floor
Cleveland, OH 44114	New York, NY 10004

JPMorgan Chase Bank, N.A., formally	MBIA Insurance Corporation
known as Bank One, National Association	as Securities Insurer
as Eligible Lender Trustee	113 King Street
4 New York Plaza, 6th Floor	Armonk, NY 10504
New York, NY 10004

Independent Accountant’s Report
For KeyCorp Student Loan Trust 2003-A

We have examined management’s assertion, included in its representation letter dated February 24, 2005 that KeyBank, National Association (KBNA), formally known as Key Bank USA, National Association, a wholly owned subsidiary of KeyCorp, complies with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and 5.08 of the KeyCorp Student Loan Trust 2003-A Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 2003-A Administration Agreement (collectively, the “Agreements”) as of December 31, 2004 and December 31, 2003 and for the year then ended December 31, 2004 and for the period from September 1, 2003 to December 31, 2003. Management is responsible for KBNA’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about KBNA’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about KBNA’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBNA’s student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBNA’s compliance with the specified requirements.

In our opinion, assuming the accuracy of reports prepared by KBNA’s student loan processor, management’s assertion that KBNA complied with the aforementioned requirements as of December 31, 2004 and December 31, 2003 and for the year then ended December 31, 2004 and for the period from September 1, 2003 to December 31, 2003, is fairly stated, in all material respects.

/S/ Ernst & Young LLP

Cleveland, Ohio
February 24, 2005